EXHIBIT 99.1

T-Mobile US Reports Third Quarter 2014 Results
Best Quarter Ever of Branded Postpaid Net Adds and
Double-Digit Percentage Service Revenue Growth

Third Quarter 2014 Highlights:

•	Biggest growth quarter in T-Mobile’s history:

◦	Best quarter ever of branded postpaid net adds - 1.4 million

◦	Branded postpaid phone net adds more than doubled quarter-over-quarter to 1.2 million

◦	Branded prepaid net adds up more than four times quarter-over-quarter to 411,000

◦	10 million total customers added over the last 6 quarters - 2.3 million in the third quarter alone

◦	Service revenues grew 10.6% year-over-year to $5.7 billion

◦	Best ever Average Billings Per User (ABPU) of $61.59, up 4.2% year-over-year

◦	Adjusted EBITDA of $1.35 billion, flat year-over-year, impacted by record customer growth

•	With the fastest nationwide 4G LTE network:

◦	Already reached year-end goal of covering 250 million Americans - targeting 300 million in 2015

◦	Aggressively rolling out Wideband LTE and 4G LTE on 700 MHz A-Block and 1900 MHz PCS spectrum

•	Continue to lead the industry in innovation:

◦	Un-carrier 7.0 - Wi-Fi Un-leashed: first US carrier to adopt Wi-Fi calling across all its new smartphones

◦	iPhone 6: T-Mobile’s biggest device launch ever

•	Expect strong finish in 2014:

◦	Guidance range for branded postpaid net adds increased significantly to 4.3 to 4.7 million

◦	Guidance range for Adjusted EBITDA unchanged at $5.6 to $5.8 billion

BELLEVUE, Wash. - October 27, 2014 - T-Mobile US, Inc. (NYSE: TMUS) today reported third quarter 2014 earnings which demonstrated continued customer momentum and strong financial results.

T-Mobile reported 2.3 million total net customer additions with 1.8 million total branded net customer additions for the quarter, including branded postpaid net additions of 1.4 million and branded prepaid net additions of 411,000. The strong branded postpaid net addition performance resulted from continued momentum in phone gross additions, which were up 46% year-over-year.

“Despite our competitors’ best efforts, the Un-carrier revolution made huge advances in the third quarter with record net new customers,” said John Legere, President and CEO of T-Mobile. “More proof of the resurgent strength of our brand and the massive momentum behind the Un-carrier consumer movement.”

Un-Carrier Delivering Results
Since launching Un-carrier in 2013, T-Mobile has transformed the wireless industry with innovations such as No Annual Service Contracts, equipment installment plans, the JUMP! device upgrade program, free international data roaming, and lifetime free data allowances for tablets. Earlier this year, the Company launched “Contract Freedom” which reimburses Early Termination Fees (ETFs) for individuals and families who make the switch to T-Mobile and launched T-Mobile Test Drive and Music Freedom in June. In the third quarter of 2014, the Company again expanded the Un-carrier portfolio with:

•
Un-carrier 7.0: “Wi-Fi Unleashed”: In September 2014, T-Mobile made voice and texting available worldwide, anywhere a Wi-Fi connection is available. The program also offers postpaid customers a Personal CellSpot device free of charge to boost coverage in more areas, and also enables free in-flight texting in a partnership with Gogo. T-Mobile is the first U.S. carrier to adopt Wi-Fi calling across all of its new smartphones as well as the first to introduce nationwide Voice over LTE ("VoLTE"). Customers can experience these groundbreaking technologies, including seamless handover between Wi-Fi and VoLTE, on the Apple iPhone.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Operational and Financial Highlights for the Third Quarter of 2014
T-Mobile continues to deliver strong customer growth and ended the third quarter of 2014 with 52.9 million total customers, an increase of 2.3 million total customers from the end of the second quarter of 2014 and 10 million total customers over the last 6 quarters. With 1.8 million branded net customer additions in the quarter, the Company grew its branded customer base at a record pace. Branded postpaid net customer additions were 1.4 million, including 1.2 million phone net additions, more than double the growth in the second quarter of 2014, and 204,000 mobile broadband net additions.

T-Mobile’s branded prepaid business is expected to again lead the industry with 411,000 prepaid net customer additions in the third quarter of 2014, up more than four times versus the second quarter of 2014.

As part of the ongoing movement towards simplifying the business, the Company continued to drive the penetration of Simple Choice plans within its customer base. The portion of branded postpaid customers on Simple Choice plans was 84% at the end of the third quarter of 2014, up from 80% at the end of the second quarter of 2014.

Consistent with industry trends, T-Mobile’s customers continued to migrate to smartphones. Total smartphone sales, including sales to branded postpaid and prepaid customers, were 6.9 million units in the third quarter of 2014, or 93% of all phone units sold.

In addition to strong customer growth, T-Mobile delivered strong financial results. In the third quarter 2014, the Company again produced the fastest revenue growth in the industry in both service and total revenues. Service revenues for the third quarter of 2014 grew by 10.6% year-over-year, primarily due to rapid growth in the Company’s customer base and increased adoption of insurance and upgrade programs, partially offset by lower branded postpaid phone ARPU due to increased adoption of Simple Choice plans. Service revenue growth for the third quarter of 2014 accelerated compared to the second quarter of 2014 when service revenues increased by 7.1% year-over-year on a pro forma combined basis. On a sequential basis, service revenues grew by 3.6%. T-Mobile grew total revenues in the third quarter of 2014 by 9.9% year-over-year due to growth in equipment revenues and an increasing contribution from service revenues. On a sequential basis, total revenues increased by 2.3%.

Branded postpaid Average Billings Per User (ABPU) was $61.59 in the third quarter of 2014, up 4.2% compared to the third quarter of 2013, a significant acceleration over the 1.8% year-over-year growth in the second quarter of 2014. ABPU in the third quarter was the highest in the Company’s history. Branded postpaid phone Average Revenue Per User (ARPU) increased sequentially by 1.1% to $49.84. Branded prepaid ARPU increased by 5.3% year-over-year to $37.59.

Branded postpaid phone churn amounted to 1.6% in the third quarter of 2014, down 10 basis points year-over-year, but up 10 basis points quarter-over-quarter due to seasonal factors. Year-over-year, the decrease was primarily due to the continued success of the Un-carrier initiatives.

Adjusted EBITDA for the third quarter of 2014 was $1.346 billion, flat year-over-year but down 7.2% sequentially. Quarter-over-quarter, Adjusted EBITDA was impacted by the higher costs associated with the record growth in customers, including higher selling, general and administrative expenses and higher losses on equipment sales. The Adjusted EBITDA margin was 24% compared to 26% in both the third quarter of 2013 and second quarter of 2014.

Network Expansion and Capital Expenditures
The Company’s network expansion is continuing at an accelerated pace. T-Mobile’s 4G LTE network - America’s Fastest - now covers 250 million people, already reaching its year-end goal. The Company is now targeting a population coverage of 300 million people by year-end 2015. T-Mobile is rapidly deploying Wideband LTE, while at the same time rolling out 4G LTE on its 700 MHz A-Block and 1900 MHz PCS spectrum.

Cash capital expenditures reflect T-Mobile’s continued investment in network modernization, 4G LTE deployment, and commencing the rollout of 4G LTE on its 700 MHz A-Block and 1900 MHz PCS spectrum. In the third quarter of 2014, cash capital expenditures were $1.1 billion, up from $0.9 billion in the second quarter of 2014 and up from $1.0 billion in the third quarter of 2013.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

MetroPCS Combination

T-Mobile continued to make rapid progress on the expansion and integration of MetroPCS. As of September 30, 2014, MetroPCS was in 55 markets with nearly 11,000 points of sale in total, which includes 4,000 in the 40 expansion markets, an increase of 900 points of sale in the third quarter alone.

The MetroPCS customer base continues to rapidly migrate off the legacy CDMA network. At the end of the third quarter of 2014, 78% of the total MetroPCS customer base was already on the T-Mobile network. Approximately 63% of the MetroPCS spectrum has been re-farmed and integrated into the T-Mobile network at the end of the third quarter of 2014.

In July 2014, T-Mobile shut down the CDMA portion of the MetroPCS networks in Boston, Hartford, and Las Vegas. The CDMA portion of the MetroPCS network in Philadelphia was shut down early in the fourth quarter. Costs for these CDMA network shutdowns planned for 2014 are expected to be between $250 million and $300 million for the year, of which $97 million was recognized in the third quarter of 2014. The network shutdowns will facilitate the realization of the network synergies associated with the business combination of T-Mobile and MetroPCS.

2014 Outlook Guidance
T-Mobile expects to drive further momentum while continuing to invest in profitable growth. With the success of its Simple Choice plans and the continued evolution of the Un-carrier strategy, branded postpaid net customer additions for 2014 are now expected to be between 4.3 and 4.7 million, up significantly from the prior guidance of 3.0 to 3.5 million.

For the full year of 2014, T-Mobile expects Adjusted EBITDA to be in the range of $5.6 to $5.8 billion, unchanged from the prior guidance. Given the expected customer growth momentum, the Company anticipates an Adjusted EBITDA at the very low end of the range.

Cash capital expenditures are expected to be in the range of $4.3 to $4.6 billion, unchanged from prior guidance.

With this growth and rate plan migrations, the penetration of Simple Choice plans in the branded postpaid base is projected to be between 85% and 90% by the end of 2014, again, unchanged from prior guidance.

Quarterly Financial Results

For more details on T-Mobile’s third quarter 2014 financial results, including its “Investor Factbook” with detailed financial tables and reconciliations of certain non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

T-Mobile Social Media

Investors and others should note that the Company announces material financial and operational information to its investors using its investor relations website, press releases, SEC filings and public conference calls and webcasts. The Company also intends to use @TMobileIR and @JohnLegere, which Mr. Legere also uses as a means for personal communications and observations, as means of disclosing information about the Company and its services and for complying with its disclosure obligations under Regulation FD. The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts. The social media channels that the Company intends to use as a means of disclosing the information described above may be updated from time to time as listed on the Company’s investor relations website.

About T-Mobile US, Inc.:

As America's Un-carrier, T-Mobile US, Inc. (NYSE: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to approximately 53 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.t-mobile.com.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Q3 2014 Earnings Conference Call
T-Mobile US, Inc. will host a conference call to discuss its financial and operational results for the third quarter 2014:

T-Mobile Conference Call Information:
Date:	Tuesday, October 28, 2014
Time:	11:00 a.m. (EDT)
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	2988828

Please plan on accessing the conference call ten minutes prior to the scheduled start time. The conference call will be broadcast live via the Company's Investor Relations website at http://investor.t-mobile.com. T-Mobile will also take questions via Twitter at the handle: @TMobileIR.

A replay of the conference call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 2988828.

Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, integration of MetroPCS, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2014. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	2013	2014
Net income (loss)	$107	$(16)	$(36)	$(20)	$(151)	$391	$(94)	$55	$146
Adjustments:
Interest expense to affiliates	178	225	183	92	18	85	83	586	186
Interest expense	51	109	151	234	276	271	260	311	807
Interest income	(35)	(40)	(50)	(64)	(75)	(83)	(97)	(125)	(255)
Other expense (income), net	6	(118)	7	16	6	12	14	(105)	32
Income tax expense (benefit)	72	21	42	(119)	(102)	286	(117)	135	67
Operating income (loss)	379	181	297	139	(28)	962	49	857	983
Depreciation and amortization	755	888	987	997	1,055	1,129	1,138	2,630	3,322
Cost of MetroPCS business combination	13	26	12	57	12	22	97	51	131
Stock-based compensation	—	6	48	46	49	63	45	54	157
Gains on disposal of spectrum licenses (1)	—	—	—	—	—	(731)	11	—	(720)
Other, net (1)	31	23	—	—	—	6	6	54	12
Adjusted EBITDA	$1,178	$1,124	$1,344	$1,239	$1,088	$1,451	$1,346	$3,646	$3,885
Adjusted EBITDA of MetroPCS (2)	291	141	—	—	—	—	—	432	—
Pro Forma Combined Adjusted EBITDA	$1,469	$1,265	$1,344	$1,239	$1,088	$1,451	$1,346	$4,078	$3,885

(1)
Gains on disposal of spectrum licenses and other, net transactions may not agree in total to the gains on disposal of spectrum licenses and other, net in the condensed consolidated statements of comprehensive income (loss) primarily due to certain routine operating activities, such as insignificant routine spectrum license exchanges that would be expected to reoccur, and are therefore included in Adjusted EBITDA.

(2)
The Adjusted EBITDA of MetroPCS for the second quarter of 2013 reflects the Adjusted EBITDA of MetroPCS for April 2013 and is included for informational purposes to allow for a comparison of T-Mobile’s Adjusted EBITDA for periods following the completion of the business combination of T-Mobile USA and MetroPCS to pro forma combined Adjusted EBITDA for periods prior to the completion of the business combination. For the first quarter of 2013, the Adjusted EBITDA of MetroPCS reflects the amounts previously reported by MetroPCS.

"Adjusted EBITDA" - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure its ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements, and to fund future growth. T-Mobile believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following schedule reflects the branded postpaid phone ARPU calculation and provides a reconciliation to total branded postpaid service revenues reported in T-Mobile's condensed consolidated statements of comprehensive income.

	Quarter							Nine Months Ended September 30,
(in millions, except average number of branded postpaid phone customers and branded postpaid phone ARPU)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	2013	2014
Branded postpaid service revenues	$3,263	$3,284	$3,302	$3,317	$3,447	$3,511	$3,670	$9,849	$10,628
Less: Branded postpaid mobile broadband revenues	(44)	(42)	(41)	(42)	(47)	(54)	(68)	(127)	(169)
Branded postpaid phone service revenues	$3,219	$3,242	$3,261	$3,275	$3,400	$3,457	$3,602	$9,722	$10,459
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	19,689	19,999	20,657	21,352	22,447	23,368	24,091	20,115	23,302
Branded postpaid phone ARPU	$54.50	$54.04	$52.62	$51.13	$50.48	$49.32	$49.84	$53.70	$49.87

Average Revenue Per User (“ARPU”) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period. T-Mobile believes ARPU provides management with useful information to assess its per-customer service revenue realization and to assist in forecasting its future service revenues, and evaluate the average monthly service revenues generated from its customer base.

The following schedule reflects the branded postpaid ABPU calculation and provides a reconciliation of the billings for branded postpaid customers used for the branded postpaid ABPU calculation to total branded postpaid service revenues reported in T-Mobile's condensed consolidated statements of comprehensive income.

	Quarter							Nine Months Ended September 30,
(in millions, except average number of branded postpaid customers and branded postpaid ABPU)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	2013	2014
Branded postpaid service revenues	$3,263	$3,284	$3,302	$3,317	$3,447	$3,511	$3,670	$9,849	$10,628
Add: EIP billings	194	314	435	528	657	810	967	943	2,434
Total billings for branded postpaid customers	$3,457	$3,598	$3,737	$3,845	$4,104	$4,321	$4,637	$10,792	$13,062
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	20,117	20,425	21,084	21,805	22,975	24,092	25,095	20,542	24,054
Branded postpaid ABPU	$57.28	$58.72	$59.08	$58.78	$59.54	$59.79	$61.59	$58.38	$60.34

Branded Postpaid Average Billings per User ("ABPU") - Average monthly branded postpaid service revenue earned from customers plus equipment installment plan ("EIP") billings divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes ABPU provides management, investors, and analysts with useful information to evaluate average per-branded postpaid customer billings as it approximates the expected cash collections, including equipment installments, from T-Mobile's customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Pro Forma Combined Results

The following pages contain certain pro forma combined financial and other operating data for periods through the second quarter of 2013 that are presented solely for informational purposes to provide comparative customer and financial trends since the business combination of T-Mobile USA and MetroPCS was completed for the combined company.  The pro forma combined amounts for periods through and including the second quarter of 2013 were created by combining certain financial results and other operating data of the individual entities for the relevant periods.  The pro forma combined financial data have not been determined in accordance with the requirements of Article 11 of Regulation S-X. The following pages also include reconciliations for certain additional non-GAAP financial measures to the most directly comparable GAAP financial measures.

Pro Forma Combined Reconciliations

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	2013	2014
Service Revenues
T-Mobile (1)	$4,005	$4,756	$5,138	$5,169	$5,337	$5,484	$5,684	$13,899	$16,505
MetroPCS	1,101	366	—	—	—	—	—	1,467	—
Total service revenues	$5,106	$5,122	$5,138	$5,169	$5,337	$5,484	$5,684	$15,366	$16,505

Branded Revenues
T-Mobile (1)	$3,766	$4,526	$4,896	$4,923	$5,095	$5,247	$5,460	$13,188	$15,802
MetroPCS	1,101	366	—	—	—	—	—	1,467	—
Total branded revenues	$4,867	$4,892	$4,896	$4,923	$5,095	$5,247	$5,460	$14,655	$15,802

Branded Prepaid Revenues
T-Mobile (1)	$503	$1,242	$1,594	$1,606	$1,648	$1,736	$1,790	$3,339	$5,174
MetroPCS	1,101	366	—	—	—	—	—	1,467	—
Total branded prepaid revenues	$1,604	$1,608	$1,594	$1,606	$1,648	$1,736	$1,790	$4,806	$5,174

Total Revenues
T-Mobile (1)	$4,677	$6,228	$6,688	$6,827	$6,875	$7,185	$7,350	$17,593	$21,410
MetroPCS	1,287	423	—	—	—	—	—	1,710	—
Total revenues	$5,964	$6,651	$6,688	$6,827	$6,875	$7,185	$7,350	$19,303	$21,410

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	2013	2014
Cash Capex - Property & Equipment
T-Mobile (1)	$1,076	$1,050	$1,017	$882	$947	$940	$1,131	$3,143	$3,018
MetroPCS	154	61	—	—	—	—	—	215	—
Total Cash Capex - Property & Equipment	$1,230	$1,111	$1,017	$882	$947	$940	$1,131	$3,358	$3,018

(1) The second quarter of 2013 represents the results for T-Mobile USA for April, 2013 and the results for T-Mobile USA and MetroPCS on a combined basis for May and June 2013, as the business combination was completed on April 30, 2013.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

	Quarter							Nine Months Ended September 30,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014	2013	2014
Simple Free Cash Flow
Pro Forma Combined Adjusted EBITDA	$1,469	$1,265	$1,344	$1,239	$1,088	$1,451	$1,346	$4,078	$3,885
Pro Forma Combined Total Cash Capex - Property & Equipment	1,230	1,111	1,017	882	947	940	1,131	3,358	3,018
Simple Free Cash Flow	$239	$154	$327	$357	$141	$511	$215	$720	$867

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com